UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 8, 2023, Alkermes plc (the “Company”) issued a press release in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the press release can be found below:

Alkermes Publishes Investor Presentation Detailing Company’s Transformation and Value Creation

Strategic, Operational and Governance Enhancements Have Driven Strong Stock Price Performance and TSR Outperformance in Comparison to Peers

Reiterates Board’s Belief that Sarissa Nominees Would Offer No Additive Skills to the Board

Recommends Shareholders Vote "FOR" Alkermes’ Board Nominees on Company’s WHITE Proxy Card

DUBLIN, JUNE 8, 2023 – Alkermes plc (Nasdaq: ALKS) (the Company) today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission (SEC) in connection with the Company’s upcoming 2023 annual general meeting of shareholders (the Annual Meeting), which is scheduled to be held on June 29, 2023. The presentation is available at www.AlkermesValue.com and on the Investors section of the Company’s website.

The Company’s Board of Directors (the Board) issued the following statement:

“Driven by the Company’s share performance, operational considerations, and shareholder feedback, in 2019 the Board and management recognized the need to realign the Company’s priorities, refine its strategic and operational focus, and effect certain governance changes. Since that time, the Alkermes Board and management team have taken concrete actions to create and execute the Company’s shareholder-supported December 2020 Value Enhancement Plan, resulting in total shareholder return (TSR) outperformance of 61% compared to our peers1.”

“Despite this success, Sarissa Capital Management LP (Sarissa) nominated a competing slate for the third time in the last three years. The independent members of the Board, including its Lead Independent Director and all members of the Nominating and Corporate Governance Committee (which includes Sarissa’s designee on the Board), have engaged with Sarissa extensively. They interviewed and thoroughly evaluated Sarissa’s three nominees and attempted to reach a constructive, amicable resolution that would avoid a contested election. The Nominating and Corporate Governance Committee has recommended, and the full Board has determined, that Sarissa’s nominees are not additive to our current Board, nor do they bring the expertise previously identified by the Board as important in a new director.”

Key highlights from the Company’s presentation include:

Alkermes implemented a Board-led transformation across multiple facets of the Company, including governance and operations.

•	The Board oversees implementation of the Company’s December 2020 Value Enhancement Plan, which was designed following dialogue with shareholders and emphasizes board refreshment, profitability targets and evaluation of strategic options to drive shareholder value. Since the announcement of this plan:
o	Alkermes’ stock price has increased ~49%.
o	Alkermes’ TSR has outperformed its peers by 61%, the XBI biotech index by 83% and the NBI biotech index by 56%[1].
•	To further drive shareholder value creation and complement the focus of the Value Enhancement Plan, the Board established three core strategic priorities:

o	Commercial: Grow Alkermes’ portfolio of proprietary commercial products.
▪	Revenues from proprietary products up ~75% from 2019 – 2023E2.

1 Share prices from 12/9/2020, the last trading day before Alkermes announced its Value Enhancement Plan, through 2/3/2023, the last trading day prior to Sarissa’s Schedule 13D/A disclosing its notice of director nominations. Peers include: Acadia Pharmaceuticals Inc., Alnylam Pharmaceuticals, Inc., Blueprint Medicines Corporation, Emergent BioSolutions Inc., Exelixis, Inc., Incyte Corporation, Ionis Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., Jazz Pharmaceuticals plc, Neurocrine Biosciences, Inc., PTC Therapeutics, Inc., Sage Therapeutics, Inc., Sarepta Therapeutics, Inc., Ultragenyx Pharmaceutical Inc., United Therapeutics Corporation.

2 Reflects midpoint of financial expectations provided on June 6, 2023, which are effective only as of such date. The Company expressly disclaims any obligations to update or reaffirm these financial expectations.

o	Pipeline: Leverage Alkermes’ medicinal chemistry and protein engineering capabilities to advance pipeline candidates with high potential return on investment.
▪	Obtained U.S. Food and Drug Administration (FDA) approvals for two internally developed products that, in 2022, generated $212M in sales.
▪	Advanced nemvaleukin alfa into potential registrational studies in multiple tumor types.
▪	Advanced ALKS 2680, an orexin 2 receptor agonist candidate for the treatment of narcolepsy, into phase 1 clinical studies.
o	Profitability: Drive profitability through cost optimization and operating leverage.
▪	Established profitability targets for 2024 and 2025.
▪	Successfully secured a favorable Final Award in key arbitration with Johnson & Johnson affiliate Janssen Pharmaceutica N.V. (Janssen), which resulted in an associated ~$425 million increase in revenue and GAAP net income expectations for 2023 and reinstatement of a significant royalty obligation going forward.
▪	Announced planned separation of the oncology business to accelerate neuroscience profitability, simplify capital allocation decision-making and refine the Company’s strategic focus.

Over the last four years, the Board has been significantly refreshed to further enhance its mix of skills and experience, and to provide fresh perspectives to oversee management’s execution of its strategy.

•	70% of the Board’s independent directors have been refreshed.
o	Four of the new directors were appointed with the support of shareholders, including one director designated by Sarissa and one director designated by Elliott Management.
o	The newly added directors possess diverse backgrounds and skills, including: public company chief financial officer, buyside institutional investor, M&A strategy and execution, public health, research and development (R&D), medical and corporate governance.
o	Three of the new directors enhance the Board’s diversity in terms of gender or race/ethnicity.
•	The Board initiated declassification, which will be complete as of the Company’s 2024 annual general meeting of shareholders.

The Board thoroughly and thoughtfully reviewed Sarissa’s candidates, which included interviews with each candidate by all members of the Nominating and Governance Committee, and determined that their skills were neither additive to the Board nor consistent with the expertise identified as helpful to oversee execution of the Company’s strategy.

•	The three Sarissa nominees’ skills are duplicative to those of the Company’s current directors, including finance/investing, corporate governance and medical R&D. All of these skills are represented on the current Board following the Company’s Board refreshment process over the past four years.
•	None of Sarissa’s nominees are fully independent from Sarissa; two are employees of Sarissa and the third is a past Sarissa designee.
•	Alexander Denner’s seat on the board of Biogen poses a significant conflict of interest in light of the Company’s recent disputes with Biogen, and the unresolved litigation against Dr. Denner and Sarissa pending in Delaware for breach of fiduciary duty as a public company director due to insider trading makes him unsuitable for the Board.

The Board is committed to acting in the best interests of all shareholders and recommends that shareholders vote “FOR” all seven of the Board’s director nominees – Emily Peterson Alva, Cato T. Laurencin, M.D., Ph.D., Brian P. McKeon, Christopher I. Wright, M.D., Ph.D., Shane M. Cooke, Richard B. Gaynor, M.D., and Richard F. Pops – using the Company’s WHITE proxy card. The Company’s proxy statement and other important information and resources related to the Annual Meeting can be found at www.AlkermesValue.com or investor.alkermes.com/investor-relations.

There are three easy ways to vote:

BY INTERNET	BY TELEPHONE	BY MAIL
Visit the website shown on your WHITE proxy card	Dial the toll-free number shown on your WHITE proxy card (available 24/7)	Mark, date, sign and return the WHITE proxy card in the postage-paid envelope provided

If you have any questions about how to vote your shares, or need assistance in voting, please contact the firm assisting Alkermes with the solicitation of proxies for the Annual Meeting:

Innisfree M&A Incorporated
Toll-Free at (877) 750-8334 (toll-free for those calling from the U.S. and Canada) or
+1 (412) 232-3651 (for those calling from outside the U.S. and Canada)

To learn more about Alkermes’ Board nominees, business strategy, and strong recent performance, please visit www.AlkermesValue.com.

About Alkermes plc

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The Company has a portfolio of proprietary commercial products focused on alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for cancer and neurological disorders. Headquartered in Dublin, Ireland, Alkermes has a research and development (R&D) center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the Company’s strategic priorities and its ability to create and deliver shareholder value and achieve its profitability targets; expectations regarding the anticipated benefits and other impacts of the planned separation of the Company’s oncology business; and the therapeutic and commercial potential of the Company’s products. The Company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including that the Company may not ultimately separate its oncology business during 2023 or at all; the Company may not be able to achieve long-term profitability or its profitability targets in a timely manner or at all; the terms of the final award issued in the Company’s arbitration proceedings with Janssen may be challenged; clinical development activities may not be completed on time or at all; the results of the Company's development activities may not be positive, or predictive of final results from such activities, results of future development activities or real-world results; the FDA or regulatory authorities outside the U.S. may not agree with the Company's regulatory approval strategies or components of the Company's marketing applications; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the Company's products; the Company and its licensees may not be able to continue to successfully commercialize their products or support revenue growth from such products; the Company's products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and in subsequent filings made by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

Important Additional Information and Where to Find It

The Company has filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the Company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Contacts:

For Investors: Sandy Coombs, +1 781 609 6377

For Media: Katie Joyce, +1 781 249 8927

Or

FGS Global

Chris Kittredge / Zachary Tramonti

alkermes@fgsglobal.com